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                                                                     EXHIBIT 5.3

                       [Davis Polk & Wardwell Letterhead]


                                                 March 4, 2002


FREEPORT-MCMORAN COPPER & GOLD INC.
1615 Poydras Street
New Orleans, Louisiana 70112

FCX INVESTMENT LTD.
4th Floor, Harbour Centre
P.O. Box 613
George Town
Grand Cayman, Cayman Islands
British West Indies

Ladies and Gentlemen:

         We acted as counsel to Merrill Lynch & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in connection with a Purchase Agreement dated as of August 1, 2001 (the "Purchase Agreement") among Freeport-McMoRan Copper & Gold Inc. ("FCX"), FCX Investment Ltd. (the "Co-Obligor," and together with FCX, the "Issuers," and each an "Issuer") and Merrill Lynch pursuant to which Merrill Lynch agreed to purchase from the Issuers $603,750,000 aggregate principal amount of their 8 1/4% Convertible Senior Notes Due 2006 (the "Securities"). The Securities were issued pursuant to an Indenture dated as of August 7, 2001 (the "Indenture") by and among the Issuers and The Bank of New York, as trustee. Capitalized terms defined in the Purchase Agreement are used herein as therein defined, unless otherwise defined herein.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that as of August 7, 2001:

         1. The Indenture, assuming the due authorization, execution and delivery thereof by each Issuer and the other parties thereto, constituted a valid and binding agreement of each Issuer, enforceable against each Issuer in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

         2. The Securities were in the form contemplated by the Indenture, and assuming the due authorization of the Securities by each Issuer, execution and



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Freeport-McMoRan Copper & Gold Inc.
FCX Investment Ltd.
March 4, 2002


authentication in accordance with the provisions of the Indenture and delivery to and payment by the Initial Purchaser in accordance with the terms of the Purchase Agreement, are valid and binding obligations of each Issuer, enforceable against each Issuer in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity, and were entitled to the benefits of the Indenture.

         We are members of the Bar of the State of New York and our opinion is limited to the laws of the State of New York and the Federal laws of the United States.

         This opinion is furnished to you in connection with FCX's filing of a registration statement relating to the Securities (the "Registration Statement") on Form S-3 with the Securities and Exchange Commission and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus contained therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the general rules and regulations of the Commission.

                                       Very truly yours,

                                       /s/ Davis Polk & Wardwell